FOR IMMEDIATE RELEASE -- 08/16/12                     CONTACT:  Frank Limpus

                                                                                                                                       615-668-9938

FIRST FARMERS AND MERCHANTS CORPORATION

ANNOUNCES SECOND QUARTER 2012 RESULTS

COLUMBIA, Tenn.  (August 15, 2012) – First Farmers and Merchants Corporation, the parent of First Farmers & Merchants Bank, has released second quarter 2012 financial results.

Highlights include:

  Assets increased $79 million to $1.047 billion from $968 million in second quarter 2011

  Deposits increased $72 million to $887 million from $815 million in second quarter 2011

  Net income increased to $4.4 million from $3.6 million in the second quarter 2011

  Book Value per Share increased $1.17 to $19.56 from $18.39 in the second quarter 2011

“Despite the challenging environment that the banking sector continues to face, First Farmers delivered increases in several key metrics in the second quarter of 2012,” said Timothy E. Pettus, President of First Farmers and Merchants Bank.  “Our commitment to customer service underscores everything we do. In a marketplace where larger banks continue to disappoint their customers, this focus is a key to our success and growth.”

First Farmers & Merchants Bank is one of the largest independent community banks in Middle Tennessee, with nineteen banking offices in seven Middle Tennessee counties.  For more information, visit www.myfirstfarmers.com.

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About First Farmers & Merchants Bank

Founded in 1909, First Farmers & Merchants Bank (Member FDIC) is one of the most successful independent banks in Tennessee, with total assets of more than $1 billion and an additional $3 billion in assets held by its Trust & Financial Management Department. Headquartered in Columbia, Tenn., and long the market leader in Maury County, the bank operates 19 branch offices in a seven-county area in Middle Tennessee that includes Maury, Lawrence, Marshall, Hickman, Giles, Dickson and Williamson counties.  In May 2012, it opened a mortgage loan production office in Florence, Alabama.  First Farmers is distinguished by its commitment to traditional, personal banking relationships that incorporate state-of-the-art technology to provide the highest possible level of service. For additional information, visit www.myfirstfarmers.com or call the main office at (931) 388-3145.

First Farmers & Merchants Bank, Member FDIC

816 S. Garden St. l  P.O. Box 1148 Columbia, TN 38402 l (931) 388-3145 or (800) 882-8378  l  www.myfirstfarmers.com